UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: March 3, 2009

(Date of earliest event reported)

INTUITIVE SURGICAL, INC.

(exact name of registrant as specified in its charter)

Delaware	000-30713	77-0416458
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1266 Kifer Road

Sunnyvale, California 94086

(Address of Principal executive offices, including zip code)

(408) 523-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 4, 2009, Intuitive Surgical, Inc. (“Intuitive”) entered into a Master Confirmation and Supplemental Confirmation (the “ASR Agreement”) with Goldman, Sachs & Co. (“Goldman”) relating to an accelerated share repurchase program (the “ASR Program”). Pursuant to the terms of the ASR Agreement, Intuitive will repurchase $150 million of its common stock from Goldman. This accelerated share repurchase is part of the $300 million share repurchase program authorized by the Intuitive Board of Directors on March 3, 2009.

On March 9, 2009, Intuitive will make a payment of $150 million to Goldman against the delivery of shares by Goldman to it. A majority of the shares owed to the Company by Goldman will be delivered within the first two weeks of the ASR Program. The number of shares to be ultimately repurchased by Intuitive under the ASR Program will be based generally on the average daily volume-weighted average price of Intuitive’s common stock during the term of the ASR Agreement. Purchases under the ASR Agreement are subject to collar provisions that will establish minimum and maximum numbers of shares based on the average daily volume-weighted average share price over an initial hedge period. Intuitive expects all ASR Program purchases to be completed by June, although the completion date may be accelerated at Goldman’s option. The actual number of shares repurchased will be determined at the completion of the ASR Program.

The ASR Agreement contains the principal terms and provisions governing the ASR Program, including, but not limited to, the mechanism used to determine the number of shares that will be delivered, the required timing of delivery of the shares, the specific circumstances under which Goldman is permitted to make adjustments to valuation periods, the specific circumstances under which the ASR Program may be terminated early, certain specific circumstances under which Goldman may deliver fewer than the minimum number of shares specified by the collar provisions and various acknowledgements, representations and warranties made by Intuitive and Goldman to one another. A copy of the ASR Agreement is attached hereto as Exhibit 10.1 and the above summary is qualified in its entirety by reference to the ASR Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 3, 2009, the Board of Directors (the “Board”) of Intuitive adopted and approved, effective immediately, the Amended and Restated Bylaws of Intuitive (the “Amended and Restated Bylaws”). The Board’s Nominating and Governance Committee previously reviewed these amendments and recommended their adoption to the full Board. The text of the Amended and Restated Bylaws is attached to this Report as Exhibit 3.1, and the descriptions in this Current Report on Form 8-K are qualified in their entirety by reference to that exhibit.

The Amended and Restated Bylaws revise, among other things, the advance notice provisions for stockholder proposals and nominations and were made to ensure such provisions are clear and unambiguous in light of recent Delaware case law developments. Specifically, the Amended and Restated Bylaws include the following revisions:

•

clarify the requirements set forth in Section 5 of the Amended and Restated Bylaws that apply to all stockholder proposals and director nominations by stockholders and are the exclusive means for stockholders to submit such matters, other than proposals and nominations governed by Rule 14a-8 under the Securities Exchange Act of 1934, as amended (which provides certain procedural requirements);

•

require stockholders to disclose all ownership interests in the Company, including, among other things, all ownership interests, hedges, economic incentives and rights to vote any shares of any security of the Company, in light of increased use by investors of derivative instruments that are not reflected in an investor’s beneficial ownership of the Company’s securities;

•

require stockholders nominating directors to disclose the same information about a proposed director nominee that would be required if the director nominee were submitting a proposal and any material relationships between the stockholder proponents and their affiliates, on the one hand, and the director nominees and their affiliates, on the other hand; and

•	require that the additional disclosures discussed above be updated and supplemented, if necessary, so as to be accurate as of the record date for a meeting and as of shortly prior to the meeting.

In addition, the Amended and Restated Bylaws:

•	eliminate the ability of the stockholders to act by written consent or to call a special meeting of the stockholders;

•	allow annual or special meetings of Intuitive’s stockholders to be held by means of remote communication; and

•	allow notice to be given by electronic transmission.

Item 7.01.	Regulation FD Disclosure.

A copy of Intuitive’s press release announcing the $300 million share repurchase program, the ASR Program and the ASR Agreement described in Item 1.01 above is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including information incorporated herein by reference, is intended to be furnished and shall not be deemed “Filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

d) Exhibits.

3.1	Amended and Restated Bylaws of Intuitive Surgical, Inc.

10.1	Master Confirmation and Supplemental Confirmation between Intuitive Surgical, Inc. and Goldman, Sachs & Co.

99.1	Press Release, dated March 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTUITIVE SURGICAL, INC.

Date: March 5, 2009	By	/s/ Marshall L. Mohr
		Name:	Marshall L. Mohr
		Title:	Senior Vice President and Chief Financial Officer